EXHIBIT 16.2

INFORMATION ARCHITECTS CORPORATION

7625 Chapelhill Drive

ORLANDO, FLORIDA 32819

October 25, 2011

Craig D. Wilson

United States Securities and Exchange Commission

100 F Street, NE

Washington DC 20549

Via fax 703-813-6981

Dear Mr. Wilson,

We are in receipt of your letter dated October 24, 2011 regarding our previously filed Forms 8K (filed October 17, 2011). We offer the following responses to your comments:

1. We added the following to the Form 8K:

“,consequently we dismissed them as auditors”

The paragraph now reads as follows:

On October 12, 2011 (date as stated on Public Company Accounting Oversight Board (PCAOB) website), sanctions against our former auditors, Cordovano and Honeck LLP became effective. On October 13, 2011 (date as stated on October 14, 2011 letter from SEC), the PCAOB revoked the registration of Cordovano and Honeck LLP, consequently we dismissed them as auditors. We will therefore no longer be using them as auditors as they are no longer a PCAOB registered firm.

2. We added the following to the Form 8K:

“during the two most recent fiscal years and subsequent interim periods  through the date they were dismissed as our auditors”

The paragraph now reads as follows:

There were no disagreements with Cordovano and Honeck LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the two most recent fiscal years and subsequent interim periods  through the date they were dismissed as our auditors.

3. Updated letter from Cordovano is included in the amended filing.

4. We added the following to the Form 8K:

“during the two most recent fiscal years and subsequent interim periods through the engagement date”

The paragraph now reads as follows:

The Company did not consult with Borgers & Cutler during the two most recent fiscal years and subsequent interim periods through the engagement date regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and no written report was provided to us nor was oral advice provided that the new accountant concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or any matter that was the subject of a disagreement or a reportable event.

We have filed amended Forms 8KA as of October 25, 2011.

We acknowledge that we are responsible for the adequacy and accuracy of the disclosure in the filings. We further acknowledge that staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing and that we may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Our explanations for the comments are as follows:

1. We believe that our statement in the original filing regarding whether our former auditor “resigned, declined to stand for re-election or was dismissed” was self evident since the PCAOB revoked their registration and therefore they were not eligible to be considered as candidates for the audit. We apologize for any confusion that might have been caused by this wording.

2. We believed that our statement in the original filing regarding the time frame during which there were no disagreements with our former auditors covered a time frame in excess of the two years and subsequent interim periods. The Form 8KA now limits the time frame to the two year plus interim periods. We apologize for any confusion that might have been caused by this wording.

4. We believed that our statement in the original filing regarding the time frame during which there were no consultations with our new auditors covered a time frame in excess of the two years and subsequent interim periods. The Form 8KA now limits the time frame to the two year plus interim periods. We apologize for any confusion that might have been caused by this wording.

We have taken the comments in your letter seriously and worked quickly to amend the filings. Let us know if you have any questions regarding these matters.

Please also advise Jaime G. John of these facts.

Sincerely,

/s/ Thomas M Jaspers, CFO

Thomas M Jaspers, CFO